UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Enzo Biochem, Inc.

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Enzo Biochem Comments on ISS Report

Enzo Urges Shareholders to Vote on WHITE Proxy Card in Support of Enzo’s Highly Qualified Nominees

NEW YORK, January 17, 2010 -- Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostics and life sciences company focusing on delivering and applying advanced technology capabilities to produce affordable, reliable and fully-automated platforms and related products and services that enable its customers to meet their clinical needs, today commented on the report Institutional Shareholder Services (ISS) issued in connection with the upcoming Annual Shareholder Meeting.

“While we strongly disagree with the recommendation of ISS to support one of the activist hedge fund’s nominees at the Annual Shareholder Meeting, we are gratified that ISS acknowledges the operational and governance progress across the Company. ISS highlights the dissident’s puzzling unwillingness to engage in constructive discussions with the Board, recognizes the significant refresh of Enzo’s Board over the last four years and highlights the meaningful improvements in a number of corporate governance areas. ISS also validates our contention several times in the report that the dissident demonstrates a clear lack of understanding of our business and our industry. We believe this lack of understanding should be troubling to all shareholders, especially since the activist is seeking to replace 40% of the Board.

We strongly urge our shareholders to vote on the WHITE proxy card for Enzo’s three, highly qualified nominees: Rebecca Fischer, Dr. Bruce Hanna, Ph.D, and Barry Weiner. In contrast with the dissident nominees, all three Enzo candidates bring substantial experience, deep industry background and are best positioned to offer the proper oversight and direction to unlock shareholder value.

It is worth noting that ISS makes clear several points:

•	“CEO pay has been effectively unchanged for several years, is below peer median, and is reasonably aligned with company performance at this time. The short-term program is largely based on objective, financial metrics, with a below-target payout that aligns with overall company performance.”
•	“The appointment of Fischer brings gender diversity to the board and was the result of the adoption of a board diversity policy and a thoughtful process utilizing third-party advisors to identify independent board candidates.”
•	The decision for ISS was clearly difficult, given their statement that their decision “might have been easier if the dissident, or its nominees, had more direct experience with Enzo’s core business.”

Enzo urges shareholders to use the Company’s WHITE proxy card to vote for the Board’s nominees and in accordance with the Board’s recommendations on the other proposals, as soon as possible, by telephone or online, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided, whether or not they plan to attend Enzo’s Annual Shareholder Meeting.

Important Additional Information and Where to Find It

Enzo Biochem, Inc. (the “Company”) has filed and mailed to shareholders a definitive proxy statement and proxy supplement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s proxy statement, proxy supplement, accompanying WHITE proxy card and all other documents filed with the SEC carefully and in their entirety as they contain important information.

Permission to quote ISS neither sought nor obtained.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement and proxy supplement for the 2019 Annual Meeting of Shareholders filed with the SEC on December 5, 2019 and December 31, 2019, respectively. The Company’s definitive proxy statement and proxy supplement can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contacts

Elliot Sloane
ESPR LLC
917-291-0833
Elliot.esprr@gmail.com